Exhibit 10(a)

Laura Franco
c/o ViacomCBS Inc.
1515 Broadway
New York, NY 10036

Dear Laura:                               October 26, 2020

Reference is made to your employment agreement with ViacomCBS Inc. (f/k/a CBS Corporation) (“ViacomCBS”), dated as of August 13, 2019 (the “Agreement”). Unless defined herein, all defined terms without definition shall have the meanings provided in the Agreement. This letter, when fully executed, shall amend the Agreement, effective as of the date set forth above, except as otherwise provided herein.

1.    Paragraph 1 of the Agreement is hereby amended such that the last day of the Term – i.e., the “Expiration Date” – is December 1, 2020.

2.    Paragraph 2 of the Agreement is hereby renumbered as subparagraph 2(a) and the following new subparagraphs are added at end thereof to read as follows:

“(b)    Notwithstanding the foregoing, during the period beginning on November 1, 2020 and continuing through the Expiration Date (the ‘Consultant Period’), your title will change to ‘Consultant, ViacomCBS’ and your duties and responsibilities will solely be to cooperate and assist ViacomCBS’ General Counsel and the company with the smooth transition of your duties, responsibilities, authorities, reporting relationships, etc. and to wrap up existing open matters.

(c)    Your consulting services will be non-exclusive and part-time in nature, and it is not intended that your consulting work will require all of your available business time, attention or energies. It is the intent of the parties, and the parties hereby acknowledge, that during the Consultant Period, the level of bona fide services reasonably anticipated to be performed by you shall be reduced to a level such that your continuing to provide non-exclusive services as a Consultant during the Consultant Period shall not prevent you from being considered to have incurred a ‘separation from service’ (within the meaning of Code Section 409A) – i.e., you shall be considered to have incurred a separation from service upon commencement of the Consultant Period.

(d)    You acknowledge and agree that neither (i) the designation or formal announcement of any individual as assuming all or a portion of your duties and/or your title nor (ii) the change in your titles, duties, responsibilities, etc. or the requirement that you begin transitioning all or a portion of your duties beginning November 1, 2020 shall be considered ‘Good Reason’ (as defined in paragraph 7(d) of the Agreement) or otherwise a material breach under any other provision of this Agreement. You will be consulted and have an opportunity to review any communication regarding the announcement of the transition of your duties to another executive, if applicable.”

Laura Franco
October 26, 2020

3.    Paragraphs 3(a), (b) and (c) of the Agreement are hereby amended to reflect their application only with respect to services performed by you prior to the commencement of the Consultant Period – i.e., for your services performed through October 31, 2020. Paragraph 3 of the Agreement is hereby amended to add a new subparagraph (d) to read as follows:

“(d)    Consultant Period Remuneration. Notwithstanding any provision herein to the contrary, during the Consultant Period, you shall receive the following payments and benefits as the sole remuneration for your services as a Consultant:

        (i)     a LTMIP grant for fiscal year 2021 (expected grant date of November 30, 2020) based on your current long-term incentive target of One Million Eight Hundred Thousand Dollars ($1,800,000), to be delivered in time-based restricted share units;

        (ii)    medical, dental, vision, basic life and basic accidental death and dismemberment insurance coverage at no cost to you pursuant to the benefit plans in which you participated in immediately prior to commencement of the Consultant Period; and
        (iii)    you shall also continue to vest in your equity awards that remain outstanding and unvested immediately prior to commencement of the Consultant Period.”

For purposes of clarity and avoidance of doubt, you acknowledge and agree that you shall not receive a base salary during the Consultant Period, and shall cease accruing vacation as of October 31, 2020. Your participation in all non-qualified retirement plans (including the CBS Excess 401(k) Plan) and other health and welfare benefits not listed in clause (ii) above shall also cease as of October 31, 2020.

4.    Paragraph 6(a) of the Agreement is hereby amended to reflect that the non-compete restriction described therein shall cease to apply after October 31, 2020.

5.    The definition of “Good Reason” in paragraph 7(d) of the Agreement is hereby modified as necessary to reflect the provisions of paragraphs 2(b) and (d) of the Agreement and give effect to the parties’ intentions expressed herein.
6.    The parties mutually agree that your employment as a Consultant shall automatically terminate (and without any further action required) after the close of business on the Expiration Date, and that such termination of your employment shall be considered a termination without Cause as described in paragraph 7(b) of the Agreement. You acknowledge and agree that the termination of your employment was approved by the ViacomCBS Board of Directors by the “Required Vote” (as such term is defined in the Agreement).

7.    Upon the termination of your employment on the Expiration Date, you shall be entitled to payment of the Accrued Obligations and such other payments and benefits as are set forth in paragraph 7(h) of the Agreement (and, to the extent applicable, the terms of the Senior Executive Retention Plan and the CBS Retention Plan Letter), except that the provisions of paragraph 7(h)(ix) shall no longer be applicable. You acknowledge and agree that your receipt of the compensation set forth in paragraph 7(h) of the Agreement (and, to the extent

Laura Franco
October 26, 2020

applicable, the terms of the Senior Executive Retention Plan and the CBS Retention Plan Letter) is expressly conditioned upon your execution (and non-revocation) of the General Release attached as Exhibit A to the Agreement.

8.    Except as provided herein, your acceptance of the arrangements described in this letter agreement shall in no way constitute a waiver of any rights you may have under the Agreement.

9.    This letter may be executed in one or more counterparts, including by facsimile, and all of the counterparts shall constitute one fully executed agreement. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Additionally, the parties agree that this letter may be electronically signed, and that electronic signatures appearing on this letter are the same as handwritten signatures for the purposes of validity, enforcement and admissibility.
10.    Except as otherwise provided herein, the Agreement shall continue in full force and effect in accordance with its terms, including, without limitation, the restrictive covenants described in paragraph 6 of the Agreement.

[signature page to follow]

To acknowledge your agreement to the foregoing, please sign, date and return this letter to me.

Very truly yours,

VIACOMCBS INC.

By: /s/ Nancy Phillips
    Nancy Phillips
EVP, Chief People Officer

ACCEPTED AND AGREED:

/s/ Laura Franco
Laura Franco

Dated: 10/26/2020